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                          [STOEL RIVES LLP LETTERHEAD]




                                October 25, 2000



e2E Corporation
7245 NW Evergreen Parkway, Suite 110
Hillsboro, OR  97124

Plexus Corp.
55 Jewelers Park Drive
Post Office Box 156
Neenah, WI 54957-0156

         RE:      MERGER OF CASEY JONES CORP. WITH AND INTO E2E CORPORATION

Dear Ladies and Gentlemen:

         We have acted as counsel to e2E Corporation ("e2E"), an Oregon corporation, in connection with the proposed merger (the "Merger") of Casey Jones Corp. ("Casey Jones"), an Oregon corporation and wholly-owned direct subsidiary of Plexus Corp. ("Plexus"), a Wisconsin corporation, with and into e2E pursuant to the terms of the Agreement and Plan of Merger dated as of September 29, 2000 (the "Merger Agreement") by and among e2E, Casey Jones and Plexus. Unless otherwise defined in this letter, all capitalized terms have the same meaning as set forth in the Merger Agreement. We have been engaged by e2E to provide our opinion with respect to certain United States federal income tax consequences arising at the Effective Time of the Merger.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(a) the Merger Agreement, (b) the representation letter of Plexus and Casey Jones addressed to us and dated October 24, 2000 (the "Plexus Representation Letter"), (c) the representation letter of e2E addressed to us and dated October 23, 2000 (the "e2E Representation Letter"), and (d) such other documents as we have deemed necessary or appropriate to enable us to provide the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authority of all persons signing documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In providing our opinion, we have relied upon certain statements, representations and covenants of Plexus, Casey Jones and e2E contained in the Merger Agreement, the Plexus Representation Letter, and the e2E Representation Letter. We have


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                               [STOEL RIVES LLP LETTERHEAD]


e2E Corporation
Plexus Corp.
October 25, 2000
Page 2


made no independent investigation with regard to such statements, representations or covenants. We assume that all such statements and representations are, and will be at the Effective Time, true and complete, but we express no opinion as to their accuracy or completeness. We also assume that no actions will be taken that are inconsistent with such statements, representations and covenants and that the transactions described in the Merger Agreement will be carried out in accordance with their terms.

         Our opinion is based on the Code, and Treasury Regulations promulgated thereunder, administrative pronouncements by the Internal Revenue Service (the "Service"), judicial decisions, and such other legal authorities as we have deemed necessary or appropriate for purposes of our opinion, as each exists as of the date of this letter. Existing laws may be changed by legislation or promulgation of regulations or may be interpreted differently than they are at present by courts or by the Service, and such changes may alter the conclusions reached in this letter.

         Based upon the foregoing and subject to the conditions and limitations set forth in this letter, in our opinion the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and e2E, Plexus and Casey Jones each will be a party to that reorganization within the meaning of Section 368(b) of the Code. Accordingly, in our opinion the material United States federal income tax consequences of the Merger can be summarized as follows:

         - Neither e2E, Plexus nor Casey Jones will recognize gain or loss solely as a result of Plexus's issuance of Plexus common stock to the shareholders of e2E in the Merger solely in exchange for their shares of e2E common stock and the transfer by operation of law of Casey Jones' assets and liabilities to e2E pursuant to the Merger;

         - A shareholder of e2E who holds e2E common stock as a capital asset will not recognize gain or loss upon the receipt in the Merger of solely Plexus common stock in exchange for shares of e2E common stock, except to the extent of cash received in lieu of a fractional share of Plexus common stock;

         - The aggregate tax basis of Plexus common stock received by e2E shareholders in the Merger in exchange for e2E common stock, including any fractional share interest in Plexus common stock for which cash is received, will be the same as the aggregate tax basis of the e2E common stock surrendered in exchange for the Plexus common stock;

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                               [STOEL RIVES LLP LETTERHEAD]


e2E Corporation
Plexus Corp.
October 25, 2000
Page 3


         - The holding period of each share of Plexus common stock received by an e2E shareholder in the Merger in exchange for e2E common stock will include the period during which such e2E shareholder held his or her e2E common stock surrendered in exchange therefor in the Merger; and

         - An e2E shareholder who receives cash in lieu of a fractional share of Plexus common stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share and the amount of cash received in exchange therefor.

         Our opinion does not address all aspects of United States federal income taxation that may be relevant to a shareholder of e2E or Plexus in light of the shareholder's particular circumstances, or to any shareholders of e2E or Plexus who are subject to special rules, such as shareholders who are not citizens or residents of the United States or organized under the laws of the United States, estates the income of which is not subject to United States taxation regardless of its source, trusts the administration of which a court within the United States is not able to exercise primary supervision and with respect to which one or more United States fiduciaries do not have authority to control all substantial decisions of such trust, financial institutions, tax-exempt organizations, insurance companies, brokers or dealers in securities, traders in securities electing mark to market, shareholders who acquired their stock of e2E or Plexus pursuant to the exercise of options or similar derivative securities or otherwise in connection with performance of services, or shareholders who hold their stock of e2E or Plexus pursuant to a tax-qualified retirement plan or as part of a straddle, hedge or conversion transaction.

         Our opinion is limited to the federal income tax matters addressed, and no opinion is rendered with respect to any other issue, including any other tax aspect of the Merger. In particular, we express no opinion with respect to the tax consequences of any Plexus stock received other than in exchange for stock of e2E or with respect to any state, local or foreign tax consequences of the Merger. In addition, our conclusions are based on federal income tax law currently in effect, which is subject to change on a prospective or retroactive basis. If any assumption or representation described above or contained in the Merger Agreement or in either the Plexus Representation Letter or the e2E Representation Letter is not true, correct and complete, or in the event of a change in law adversely affecting the conclusions reached in this letter, our opinion will be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matter specifically discussed, it is not binding on the courts or on any administrative agency, including the Service, and a court or agency may hold or act to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided to you as a legal opinion only, and not as a


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                          [STOEL RIVES LLP LETTERHEAD]



e2E Corporation
Plexus Corp.
October 25, 2000
Page 4


guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

         This opinion is furnished solely for use in connection with the Merger Agreement, and in connection with the discussion of certain United States federal income tax consequences of the Merger to be included in the registration statement on Form S-4 to be filed with the Securities and Exchange Commission by Plexus in connection with the Merger (the "Plexus Registration Statement"). This opinion may not be relied upon by any person other than you, and no person may be subrogated to any rights you have in connection with our opinion. Except in connection with the Plexus Registration Statement and as otherwise may be required by law, this letter may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We consent to the use of our name in the Plexus Registration Statement and in the prospectus filed as a part thereof, and to the filing of this opinion as an exhibit to the Plexus Registration Statement.

                                                     Very truly yours,

                                                     /s/ STOEL RIVES LLP